EXHIBIT 5 AND 23.1

OPINION AND CONSENT OF PILLSBURY MADISON & SUTRO LLP


         [PILLSBURY MADISON & SUTRO LLP LETTERHEAD]


                                               April 29, 1998

Sempra Energy
101 Ash Street
San Diego, CA  92101


Ladies and Gentlemen:

     With reference to the proposed offer and sale by Sempra Energy (the "Company") of not to exceed ten million (10,000,000) shares of its common stock without par value ("Stock") pursuant to the Company's Direct Stock Purchase Plan (the "Plan") as contemplated in the Registration Statement on Form S-3 to be filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, on or about the date hereof (the "Registration Statement"), subject to the consummation of the mergers of Pacific Enterprises and Enova Corporation, the predecessors of the Company, with and into subsidiaries of the Company, we are of the opinion that:

1. Any Stock to be purchased directly from the Company will be validly issued, fully paid and non-assessable when such Stock shall have been issued and sold for the consideration contemplated in the Plan.

2. Any Stock to be purchased on the open market will be validly issued, fully paid and non-assessable.

     We hereby consent to the reference to our firm under the caption "Legal Matters" in the Registration Statement, and to the filing of this opinion with the Commission as an exhibit to the Registration Statement.

                            Very truly yours,

                            /s/ Pillsbury Madison & Sutro LLP